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For Release:	June 28, 2007
Contacts:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@uaigroupinc.com	Media Christine Tassoni (610) 660-6814 ctassoni@uaigroupinc.com

UNITED AMERICA INDEMNITY APPOINTS LARRY A. FRAKES
CHIEF EXECUTIVE OFFICER

George Town, Grand Cayman, Cayman Islands, June 28, 2007 – United America Indemnity, Ltd. (NASDAQ: INDM) (UAI) today announced the appointment of Larry A. Frakes, previously the President and Chief Operating Officer of UAI, to the position of President and Chief Executive Officer, replacing Saul A. Fox as Chief Executive Officer. Mr. Fox remains as Chairman of UAI’s Board of Directors.

Mr. Frakes remarked “I look forward to serving in this expanded role at UAI. UAI has a great platform, and I am excited at the prospect of working even more directly with UAI’s dedicated and experienced management team to continue to deliver excellent products and services to the excess and surplus lines and specialty property and casualty marketplace. I appreciate the Board’s expression of confidence to permit me to further my focus of building shareholder value for UAI.”

Mr. Fox said, “Since his appointment as President and COO of UAI in May, Larry has demonstrated a sophisticated understanding of our business as well as his abilities to expand the breadth and depth of the company’s growth and performance. Larry’s numerous outstanding accomplishments over his career make him a natural choice to lead our Company as CEO. The Board of Directors is highly confident in Larry’s leadership ability and in the success of UAI.”

Prior to being appointed President and COO on May 9, 2007, Mr. Frakes held numerous senior positions at leading companies in the insurance industry. He recently retired from Everest Re Group, a world leader in property and casualty reinsurance and insurance, where he was employed for approximately 10 years, most recently as Executive Vice President and President of United States Insurance Operations. Mr. Frakes began his career in 1970 at CIGNA where he served in various roles until he was recruited to join the Empire Insurance Group in 1991. Mr. Frakes remained at Empire for five years as Senior Vice President and Chief Underwriting Officer in charge of all home office and branch underwriting insurance operations, a wholesale agency and a specialty retail producer owned by Empire.

About United America Indemnity, Ltd.

United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s principal operating subsidiaries include:

•	Penn-America, which distributes its products to small commercial businesses through a select network of general agents with specific binding authority.

•	United National, which includes both (a) the marketing of insurance products for targeted insured segments, as well as specialty products such as professional lines, through program administrators with specific binding authority, and (b) specially brokerage – the marketing of property, casualty and professional lines products through wholesale brokers.

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.

Forward-Looking Information

This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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